EXHIBIT A TO FORM CB

                             NOTICE TO U.S. HOLDERS

THIS EXCHANGE OFFER IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE EXCHANGE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

                                  BRASKEM S.A.
      NATIONAL REGISTRY OF LEGAL ENTITIES (C.N.P.J.) No. 42.150.391/0001-70
                     COMMERCIAL REGISTRY (NIRE) 29300006939
                                 PUBLIC COMPANY

                       EXTRAORDINARY SHAREHOLDERS' MEETING

                              NOTICE OF CONVOCATION

The shareholders of BRASKEM S.A. ("Company") are hereby invited to attend the Extraordinary Shareholders' Meeting to be held on September 17, 2004, at 10.00 a.m., at the Company's headquarters, at Rua Eteno, No. 1561, Polo Petroquimico, Municipality of Camacari, State of Bahia, for purposes of authorizing, by approval of the majority of the Company's voting capital stock, the conversion of Class A preferred shares into common shares issued by the Company, at the ratio of one common share to each Class A preferred share, as provided in art. 6, paragraph 2, of the bylaws of the Company.

The number of Class A preferred shares to be converted will be defined according to the number of shares to be issued in the public offer of primary distribution of shares, to be held simultaneously in Brazil and abroad, including the additional shares which are the object of the over-allotment option granted to the coordinators in order to meet any excess demand, as approved in
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the Meeting of the Board of Directors held on April 1, 2004, which minutes were filed at the Bahia Board of Trade and published in the newspapers "Gazeta Mercantil" and "A Tarde" on April 23, 2004 ("Global Offering"). The number of Class A preferred shares to be converted will be limited to the quantity necessary to reach the limitation of shares without voting rights, or with restricted voting rights, as provided in art. 4, paragraph 1, of the bylaws of the Company.

Each and every shareholder who wants to convert its Class A preferred shares into common shares can only declare its interest at the Extraordinary Shareholders' Meeting to be held on September 17, 2004, at 10.00 a.m. If the number of requests for conversion exceed the quantity necessary to reach the limitation provided in art. 4, paragraph 1, of the bylaws of the Company as a result of the Global Offering, a pro rata apportionment among the shareholders that have requested conversion will take place.

The conversion of the Class A preferred shares into common shares will be conditioned on the completion of the Global Offering, even after being approved by the Extraordinary Shareholders' Meeting hereby convened. The Global Offering is under analysis by the Brazilian Securities Commission and the U.S. Securities and Exchange Commission and should be ratified by the Board of Directors of the Company (a) at the end of the bookbuilding process to be carried out by the coordinators of the Global Offering; and (b) in respect of the additional shares which are the object of the over-allotment option granted to the coordinators in order to meet any excess demand, in up to 30 days from the date of the publication of the notice of the beginning of the distribution.

                           Sao Paulo, August 26, 2004
                           Pedro Augusto Ribeiro Novis
                       Chairman of the Board of Directors